Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RESULTS FOR SECOND QUARTER OF FISCAL 2007; INCREASES QUARTERLY CASH DISTRIBUTION BY $0.02 TO $0.66 PER UNIT

NEW YORK, JANUARY 31, 2007 — K-Sea Transportation Partners L.P. (NYSE: KSP) today announced operating results for the second fiscal quarter ended December 31, 2006.  The Company also announced that its distribution to unitholders for the second quarter will increase by $0.02, or 3.1%, to $0.66 per unit, or $2.64 per unit annualized.  This is the seventh consecutive quarter of increased distributions, and the ninth such increase since the Company’s IPO in January 2004.  The distribution will be payable on February 14, 2007 to unitholders of record on February 8, 2007.

The Company’s distributable cash flow for the second quarter of fiscal 2007 was $8.3 million, or 1.20 times the amount needed to cover the increased cash distribution of $6.9 million declared in respect of the period.  Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the table below.

Three Months Ended December 31, 2006

For the three months ended December 31, 2006, the Company reported operating income of $7.8 million, an increase of $1.1 million, or 16%, compared to $6.7 million of operating income for the three months ended December 31, 2005.  This year-over-year increase resulted from the continuing expansion of the Company’s fleet barrel-carrying capacity over the past year, which included the acquisition of Sea Coast Transportation LLC in October 2005 and the addition of four newbuild tank barges delivered during calendar 2006.  These results were also impacted by continued strong rates and vessel utilization, and by increases of $1.5 million in depreciation and amortization of the expanded fleet and $0.9 million in general and administration expenses in support of the Company’s growth.  Earnings before interest, taxes, depreciation, amortization, and loss on reduction of debt (EBITDA) increased by $2.6 million, or 20%, to $15.9 million for the three months ended December 31, 2006, compared to $13.3 million for the three months ended December 31, 2005.  EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the table below.

Net income for the three months ended December 31, 2006 was $3.9 million, or $0.39 per fully diluted limited partner unit, compared to a net loss of $2.6 million, or $0.26 per fully diluted limited partner unit, for the three months ended December 31, 2005, an increase of $6.6 million.  The prior year period was adversely affected by a $6.9 million loss on reduction of debt related to retirement of the Company’s Title XI bonds in November 2005.  The fiscal 2007 second quarter benefited from the $1.1 million increase in operating income, offset by a $1.0 million increase in interest expense resulting from higher debt balances incurred to finance vessel acquisitions in connection with the Company’s fleet expansion program over the past year, and higher interest rates.

Six Months Ended December 31, 2006

For the six months ended December 31, 2006, the Company reported operating income of $15.3 million, an increase of $2.5 million, or 19%, compared to $12.8 million of operating income for the six months ended December 31, 2005.  Similar to the increase for the second fiscal quarter, this increase resulted primarily from the expansion of the Company’s barrel-carrying capacity, partially offset by increases of $3.7 million in depreciation and amortization and $1.8 million in general and administration expenses in support of the Company’s growth.  Of the $1.8 million increase in general and administration expenses, $1.2 million related to the aforementioned acquisition of Sea Coast.  Earnings before interest, taxes, depreciation, amortization, and loss on reduction of debt (EBITDA) increased by $6.2 million, or 25%, to $31.1 million for the six months ended December 31, 2006, compared to $24.9 million for the six months ended December 31, 2005.

Net income was $8.0 million for the six months ended December 31, 2006, or $0.79 per fully diluted limited partner unit, compared to net income of $1.6 million, or $0.17 per limited partner unit, for the six months ended December 31, 2005.  As indicated above, the prior year period had been adversely affected by a $6.9 million loss on reduction of debt.  The increased operating income was offset by $2.6 million in higher interest expense resulting from higher debt balances incurred to finance the fleet expansion over the past year.

President and CEO Timothy J. Casey said “We are pleased with our operating results for the fiscal 2007 second quarter, and expect our annual results to be strengthened further by our ongoing fleet expansion.  In January 2007, we took delivery of a new 28,000 barrel tank barge, and expect to take delivery of another new 100,000 barrel tank barge in February.  We have seven additional tank barges under construction which are scheduled for delivery every few months between now and September 2008.  We also expect to purchase an additional tugboat later this fiscal year as part of a program to reduce operating costs and improve efficiency.  In light of our results and expectations our Board of Directors, as reported above, approved a two cent per unit increase in our quarterly distribution.  This is our seventh consecutive distribution increase and the ninth since our initial public offering in January 2004.”

Earnings Conference Call

The Company has scheduled a conference call for Thursday, February 1, 2007, at 9:00 am Eastern time, to review the second quarter results.  Dial-in information for this call is (800) 329-9097 (Domestic) and (617) 614-4929 (International).  The Participant Passcode is 55963313.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com .  Additionally, a replay of the call will be available by telephone until February 8, 2007; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 91443309.

About K-Sea Transportation Partners

K-Sea Transportation Partners is the largest coastwise tank barge operator, measured by barrel-carrying capacity, in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles.  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow, used in the business, are also presented.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of each of these measures to net income, the most directly comparable GAAP measure, is presented in the tables below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings and distributable cash flow, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for unit and per unit  data)

		Three months ended December 31,		Six months ended December 31,
		2006	2005	2006	2005

	Voyage revenue	$52,921	$45,659	$105,668	$82,432
	Bareboat charter and other revenue	3,110	1,649	5,273	2,076
	Total revenues	56,031	47,308	110,941	84,508

	Voyage expenses	10,465	10,165	22,046	17,942
	Vessel operating expenses	24,425	19,998	47,761	33,805
	General and administrative expenses	5,256	4,310	10,063	8,289
	Depreciation and amortization	8,127	6,590	15,812	12,077
	(Gain) on disposal of vessels€	—	(415)	(16)	(415)

	Total operating expenses	48,273	40,648	95,666	71,698
	Operating income	7,758	6,660	15,275	12,810
	Interest expense, net	3,419	2,426	6,741	4,130
	Net loss on reduction of debt	—	6,898	—	6,898
	Other expense (income), net	(15)	(20)	(31)	(21)

	Income (loss) before provision for income taxes	4,354	(2,644)	8,565	1,803
	Provision for income taxes	408	2	533	201
	Net income (loss)	$3,946	$(2,646)	$8,032	$1,602

	General partner’s interest in net income (loss)	$79	$(53)	$161	$32
	Limited partners’ interest in:
	Net income (loss)	$3,867	$(2,593)	$7,871	$1,570
Net income (loss) per unit	- basic	$0.39	$(0.27)	$0.79	$0.17
	- diluted	$0.39	$(0.26)	$0.79	$0.17
Weighted average units outstanding	- basic	9,940	9,760	9,930	9,296
	- diluted	10,015	9,816	10,015	9,354

Supplemental Operating Statistics

	Three months ended December 31,		Six months ended December 31,
	2006	2005	2006	2005

Local Trade:
Average daily rate (1)	$6,644	$5,436	$6,762	$5,444
Net utilization (2)	84%	80%	79%	78%

Coastwise Trade:
Average daily rate	$11,971	$11,454	$11,858	$12,245
Net utilization	92%	93%	92%	92%

Total Fleet
Average daily rate	$9,765	$8,823	$9,780	$9,181
Net utilization	89%	87%	86%	85%

(1)             Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2)             Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures
(in thousands)

Distributable Cash Flow (1)

	Three months ended	Six months ended
	December 31, 2006	December 31, 2006

Net income	$3,946	$8,032
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization (2)	8,202	15,955
Non cash compensation cost under long term incentive plan	188	380
Adjust gain on vessel sale to net proceeds	—	324
Deferred income tax expense	194	185
Maintenance capital expenditures (3)	(4,200)	(8,200)

Distributable cash flow	8,330	16,676
Cash distribution in respect of the period	$6,920	$13,575

Distribution coverage	1.20	1.23

(1) Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2) Including amortization of deferred financing costs.

(3) Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term. This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years. Based on historical results, the difference between cumulative amounts charged and the actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization and Loss on Reduction of Debt (EBITDA)

	Three months ended		Six months ended
	December 31,		December 31,
	2006	2005	2006	2005

Net income (loss)	$3,946	$(2,646)	$8,032	$1,602
Adjustments to reconcile net income (loss) to EBITDA :
Depreciation and amortization	8,127	6,590	15,812	12,077
Interest expense, net	3,419	2,426	6,741	4,130
Net loss on reduction of debt	—	6,898	—	6,898
Provision for income taxes	408	2	533	201

EBITDA	$15,900	$13,270	$31,118	$24,908

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2006	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$414	$826
Accounts receivable, net	18,871	20,322
Prepaid expenses and other current assets	7,149	8,753
Total current assets	26,434	29,901

Vessels and equipment, net	326,910	316,237
Construction in progress	15,968	5,452
Goodwill	16,385	16,579
Other assets	13,471	14,859
Total assets	$399,168	$383,028

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligation	$8,169	$7,745
Accounts payable and accrued expenses	24,554	22,626
Total current liabilities	32,723	30,371

Term loans and capital lease obligation	137,439	131,620
Credit line borrowings	68,400	54,015
Deferred taxes	3,069	3,079
Total liabilities	241,631	219,085
Commitments and contingencies
Partners’ Capital	157,537	163,943
Total liabilities and partners’ captial	$399,168	$383,028